Exhibit 10.1

                                VCA ANTECH, INC.
                          12401 WEST OLYMPIC BOULEVARD
                       LOS ANGELES, CALIFORNIA 90064-1022

                                                                  April 25, 2008

Neil Tauber
c/o VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022

Dear Neil:

     Reference is made to that certain letter agreement between you and VCA Antech, Inc. ("VCA ANTECH") dated March 3, 2003. This "AMENDED AGREEMENT" amends and restates such letter agreement as follows.

     1.   TERMINATION OF EMPLOYMENT.

          1.1 If your employment with VCA Antech is terminated by VCA Antech other than for "Cause" (as defined herein), by you for "Good Reason" (as defined herein), or as a result of your death or Disability (as provided herein), then:

             1.1.1. VCA Antech shall provide you (or your estate, if applicable) (i) on the date of your termination, a lump sum payment equal to all accrued and unpaid salary and other compensation payable to you by VCA Antech and all accrued and unpaid vacation and sick pay payable to you by VCA Antech with respect to services rendered by you to VCA Antech through the date of termination; and (ii) a lump sum payment within 30 days of the date of your termination equal to (a) the amount you would have earned as a base salary during the two years following such date had your employment not been terminated, reduced by the fixed and determinable amount of any payments to be made to you during the two-year period following your termination under any long-term disability insurance policy maintained by VCA Antech for your benefit; PLUS (b) if your employment is terminated by VCA Antech without Cause or you terminate your employment for Good Reason, an amount equal to two times your average annual bonus based on the annual bonuses paid or payable to you for the last three fiscal years; and

              1.1.2 all stock options, stock appreciation rights, restricted stock, and restricted stock units that have been granted to you by VCA Antech and that would have vested during the two years following the date of your termination (or if you terminate your employment for Good Reason, at any time after the date of your termination) solely as a result of your continued service to VCA Antech, will immediately vest and become exercisable on the date of your termination and, notwithstanding any other agreement to the contrary, each option or stock appreciation right will remain exercisable for the full term of such award; and

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              1.1.3 VCA Antech shall continue to provide you coverage under the
Company Officer Benefit Plans (as defined herein, and to the extent permitted by applicable law and the terms of each Company Officer Benefit Plan) for the two-year period immediately following your termination, except to the extent that medical benefits coverage will otherwise continue pursuant to the Post-Retirement Medical Benefits Coverage Agreement dated effective as of December 27, 2007 between you and VCA Antech; and

               1.1.4 all performance awards that have been granted to you under the VCA Antech, Inc. 2006 Equity Incentive Plan or any successor plan thereto, to the extent they would have otherwise vested upon the attainment of one or more specified performance goals but for the termination of your employment, will vest as provided by such performance award but without regard to your termination, conditioned on and to the extent of the attainment of such performance goal or goals; and

               1.1.5 if your employment is terminated by VCA Antech without Cause, by you for Good Reason, or as a result of your Disability, for the two-year period immediately following your termination VCA Antech shall continue to provide you with the use of a luxury automobile that is selected by you and approved by the Compensation Committee (the "COMPENSATION COMMITTEE") of the Board of Directors of VCA Antech, the cost of which during the first year after your termination will not be less than the cost that VCA Antech provides on the date preceding your termination for your use of an automobile and which will be increased by 5% for the second year following your termination. On the earlier of significant damage or destruction or attaining two years of age, VCA Antech shall replace such automobile with a new automobile selected by you and approved by the Compensation Committee, and you may, but are not obligated to, purchase the original automobile for the book value of such automobile on VCA Antech's financial records. VCA Antech shall pay all costs of insurance, repair, maintenance and operation of such automobile.

          1.2 For purposes of this Amended Agreement, "CAUSE" means your conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of VCA Antech or otherwise; or (y) any crime of moral turpitude.

          1.3 For purposes of this Amended Agreement, your termination of employment will be for "GOOD REASON" if your termination occurs within two years following the initial existence of one or more of the following conditions without your consent:

               1.3.1 a material diminution in your authority, duties or
                     responsibilities;

               1.3.2 a material diminution in your annual base salary; or

               1.3.3 the relocation of the office where you are required to perform your duties to VCA Antech to a location outside of Los Angeles County, California;

PROVIDED, HOWEVER, that you shall have delivered written notice to VCA Antech of the existence of the condition within 90 days of the initial existence of the condition, upon receipt of which notice VCA Antech shall have been provided at least 30 days to remedy such condition and shall have failed to do so.

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          1.4  For purposes of this Amended Agreement, "COMPANY OFFICER BENEFIT
PLANS" means all operative officer benefit and welfare plans of VCA Antech then in effect, including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of VCA Antech; PROVIDED, HOWEVER, that nothing contained in this Amended Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit VCA Antech from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Officer Benefit Plan at any time (whether before or after the date of your termination) except that VCA Antech will at all times before the date of your termination and during the two-year period following your termination maintain medical insurance (including Exec-U-Care Medical Reimbursement Insurance or a substantially similar policy) covering you and your dependents with benefits at least as favorable as those provided by VCA Antech to its executives as of the date of termination.

          1.5 If you suffer a physical or mental impairment that results in your being unable to perform your duties to VCA Antech, then the board of directors of VCA Antech shall select a qualified physician to examine you and review your physical and mental capacity. If such physician determines in good faith that such physical or mental impairment can be expected to result in death or to last for a continuous period of not less than six months and renders you incapable of performing your duties to VCA Antech or the duties of any substantially similar position of employment, then unless you first resume the performance of services to VCA Antech to the satisfaction of the board of directors of VCA Antech, your employment will be terminated for "Disability" effective on the first to occur of (i) the date that is 26 weeks after the date of such physician's written opinion, or (ii) the date that is 29 months after the last day on which you provided services to VCA Antech.

     2.   SEVERANCE PAYMENT UPON CHANGE IN CONTROL.

          2.1 SEVERANCE PAYMENT. Upon the occurrence of a Change in Control (as defined in Section 2.7 below) of VCA Antech, your employment shall terminate and VCA Antech, in lieu of any payment otherwise due under Section 1 hereof, shall pay you in cash, on the fifth day following the date on which the Change of Control occurs (which for the purposes of this Section 2 will be the date of your termination), the following:

              2.1.1 all accrued and unpaid salary and other compensation payable to you by VCA Antech for services rendered by you to VCA Antech through the date of your termination; and

              2.1.2 all accrued and unused vacation and sick pay payable to you by VCA Antech with respect to services rendered by you to VCA Antech through the date of your termination; and

              2.1.3 severance pay in the amount you would have earned as a base salary during the two years following such date had your employment not been terminated, plus an amount equal to two times your average annual bonus based on the annual bonuses paid or payable to you for the last three fiscal years.


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          2.2  CONTINUATION OF BENEFITS. VCA Antech shall continue for the two-year period immediately following your termination to provide you the Company Officer Benefit Plans (as defined in Section 1.4 above) to the extent permitted by applicable law and the terms of each Company Officer Benefit Plan, except to the extent that medical benefits coverage will otherwise continue pursuant to the Post-Retirement Medical Benefits Coverage Agreement dated effective as of December 27, 2007 between you and VCA Antech.

          2.3 VESTING OF EQUITY AWARDS. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, upon the occurrence of a Change in Control, all stock options, stock appreciation rights, restricted stock, and restricted stock units that have been granted to you by VCA Antech and that would have vested at any time after the date of your termination solely as a result of your continued service to VCA Antech, will immediately vest and become exercisable on the date of termination and, notwithstanding any other agreement to the contrary, each option or stock appreciation right will remain exercisable for the full term of such award.

          2.4 CONTINUED PROVISION OF AUTOMOBILE. For the two-year period immediately following your termination VCA Antech shall continue to provide you with the use of a luxury automobile that is selected by you and approved by the Compensation Committee, the cost of which during the first year after your termination will not be less than the cost that VCA Antech provides on the date preceding your termination for your use of an automobile and which will be increased by 5% for the second year following your termination. On the earlier of significant damage or destruction or attaining two years of age, VCA Antech shall replace such automobile with a new automobile selected by you and approved by the Compensation Committee, and you may, but are not obligated to, purchase the original automobile for the book value of such automobile on VCA Antech's financial records. VCA Antech shall pay all costs of insurance, repair, maintenance and operation of such automobile.

          2.5 VESTING OF EQUITY PERFORMANCE AWARDS. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, upon the occurrence of a Change in Control, all performance awards that have been granted to you under the VCA Antech, Inc. 2006 Equity Incentive Plan or any successor plan thereto, to the extent they would have otherwise vested upon the attainment of one or more specified performance goals but for the termination of your employment, will vest as provided by such performance award but without regard to your termination, conditioned on and to the extent of the attainment of such performance goal or goals.


          2.6 PROVISION OF SERVICES FOLLOWING CHANGE IN CONTROL. At the request of VCA Antech, you shall continue to serve in the employment of VCA Antech for a period of up to 180 days following the date of termination. If VCA Antech requests you to perform such services, you will be compensated at your then current base salary from and after the date of termination for the period that you actually provide services to VCA Antech. Any such amounts payable to you will be in addition to and not in lieu of the amounts payable to you under
Section 2.1 above.

          2.7 CHANGE IN CONTROL. For purposes of this Section 2, a "CHANGE IN CONTROL" of VCA Antech will be deemed to have occurred if:

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              2.7.1 there shall be consummated (x) any consolidation or merger of VCA Antech into or with another person (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) pursuant to which shares of VCA Antech's common stock would be converted into cash, securities or other property, other than any consolidation or merger of VCA Antech in which the persons who were stockholders of VCA Antech immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of 62.5% or more of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of VCA Antech; or

              2.7.2 the stockholders of VCA Antech approve any plan or proposal for the liquidation or dissolution of the company; or

              2.7.3 any person who is not immediately following the occurrence of a Public Offering Event (as defined in the Stockholders Agreement, dated as of September 20, 2000, by and among VCA Antech, you, and the other signatories thereto, as amended), the beneficial owner of 10% or more of VCA Antech's outstanding common stock (or any person who is not an affiliate or related party of such a beneficial owner of 10% or more of VCA Antech's outstanding common stock) shall become the beneficial owner of 25% or more of VCA Antech's outstanding common stock; or


              2.7.4 during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors of VCA Antech cease for any reason to constitute a majority thereof unless the election, or the nomination for election by VCA Antech's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          2.8 If any payment or benefit to you pursuant to this Amended Agreement constitutes "EXCESS PARACHUTE PAYMENTS" under Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), VCA Antech shall pay you an additional amount (the "TAX PAYMENT") such that (x) the excess of all Excess Parachute Payments (INCLUDING payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (EXCLUDING payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law. VCA Antech shall pay you such Tax Payment concurrently with the severance payment referred to in Sections 1 or 2.1 of this Amended Agreement.

     3. CASH INCENTIVE PERFORMANCE AWARDS. In addition to the foregoing, and notwithstanding any other agreement to the contrary, if your employment terminates (including, without limitation, upon the occurrence of a Change in Control) you will receive an amount equal to such cash amounts as would otherwise have become payable to you under the VCA Antech, Inc. 2007 Annual Cash Incentive Plan or any successor plan thereto (the "CASH INCENTIVE PLAN") for any performance period (as defined in the Cash Incentive Plan) that includes your


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date of termination, pro rated through the date of termination and conditioned on and to the extent of the attainment of any performance goal or goals specified for each such performance award. Any amount payable pursuant to this
Section 3 will be paid when otherwise payable pursuant to the Cash Incentive
Plan.

     4. TERMINATION OF AGREEMENT. Notwithstanding anything in this Amended Agreement to the contrary, in the event that you provide services to VCA Antech under a consulting agreement between you and VCA Antech (the "CONSULTING AGREEMENT"), this Amended Agreement will terminate immediately upon the Effective Date of the Consulting Agreement (as defined therein), and no payments or other benefits will be owing under this Amended Agreement. Any compensation or benefits provided or to be provided to you pursuant to the Consulting Agreement will be in lieu of, and not in addition to, the payments and benefits otherwise provided hereunder.

     5. MISCELLANEOUS. This Amended Agreement is effective as of the date hereof. This Amended Agreement contains the entire understanding of the parties to it relating to the subject matter hereof and cannot be changed or terminated except in writing signed by both you and VCA Antech. This Amended Agreement has been made and entered into in the State of California and will be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof. This Amended Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. This Amended Agreement and all obligations and benefits hereunder will bind and inure to the benefit of you and VCA Antech, and our respective affiliates, and their respective successors and assigns. No amendment or waiver of any term of this Amended Agreement will be effective unless made in writing.

                            [SIGNATURE PAGE FOLLOWS.]


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     If the foregoing correctly reflects our understanding and agreement, please execute this Amended Agreement in the space provided below.

                                     VCA Antech, Inc.



                                     By:   /s/ Robert L. Antin
                                           -----------------------------------
                                           Robert L. Antin
                                           Chief Executive Officer

Acknowledged and Agreed:


/s/ Neil Tauber
---------------------
Neil Tauber


Date: April 25, 2008